EXHIBIT 99.1
Fastenal Company Reports 2020 Third Quarter Earnings
WINONA, Minn., October 13, 2020 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter ended September 30, 2020. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Share and per share information in this release, and in the financial statements attached to this release, has been adjusted to reflect the two-for-one stock split effective at the close of business on May 22, 2019. Throughout this document, percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values.
PERFORMANCE SUMMARY

	Nine-month Period			Three-month Period
	2020	2019	Change	2020	2019	Change
Net sales	$4,289.3	4,056.8	5.7%	$1,413.3	1,379.1	2.5%
Business days	192	191		64	64
Daily sales	$22.3	21.2	5.2%	$22.1	21.5	2.5%
Gross profit	$1,949.0	1,917.0	1.7%	$640.6	651.1	-1.6%
% of sales	45.4%	47.3%		45.3%	47.2%
Operating income	$877.4	818.3	7.2%	$290.1	281.9	2.9%
% of sales	20.5%	20.2%		20.5%	20.4%
Earnings before income taxes	$870.5	807.3	7.8%	$287.6	278.4	3.3%
% of sales	20.3%	19.9%		20.4%	20.2%
Net earnings	$663.0	612.2	8.3%	$221.5	213.5	3.7%
Diluted net earnings per share	$1.15	1.07	8.0%	$0.38	0.37	3.4%
Quarterly Results of Operations
Net sales increased $34.2, or 2.5%, in the third quarter of 2020 when compared to the third quarter of 2019. This increase was driven primarily by higher unit sales of safety products, where volume moderated relative to the pandemic-driven level of "surge" sales in the second quarter of 2020, but remained elevated relative to the third quarter of 2019. Re-opening of the economy has been accompanied by greater demand for personal protection equipment ('PPE'), hand sanitizer, and related products, which more than offset continued softness in underlying business activity owing to a generally weak industrial marketplace for products unrelated to mitigating the effects of COVID-19. The impact of product pricing on net sales was immaterial, as price levels were broadly comparable to those of the third quarter of 2019.
The tone of the third quarter of 2020 can best be described as one of normalization following the heavily pandemic-influenced second quarter of 2020. Activity levels throughout the period remained below those that existed prior to the onset of the pandemic and the related mitigation efforts. Based on trends in vending dispenses and hub picks during the period, however, we believe there was gradual sequential improvement in general business activity each month of the quarter. This was apparent not only in our sales trend, but also in improving signings and activity levels among our growth drivers. Our product trends are instructive. For instance, daily sales of fastener products declined 6.9% over the third quarter of 2019, and represented 30.5% of our net sales in the third quarter of 2020; fasteners represented 26.0% and 33.7% of net sales in the second quarter of 2020 and the third quarter of 2019, respectively. The daily sales decline of fasteners reflects the continued softness of the manufacturing and construction markets, but is improved on the 16.4% daily sales decline of fasteners experienced in the second quarter of 2020 compared to the second quarter of 2019. Daily sales of our safety products grew 34.4% over the third quarter of 2019, and represented 23.8% of our net sales in the third quarter of 2020; safety products represented 34.0% and 18.2% of net sales in the second quarter of 2020 and the third quarter of 2019, respectively. The daily sales growth of safety products decelerated from the 116.3% increase in the second quarter of 2020 as a result of a reduction in "surge"-type purchasing. However, we continue to see strong growth with state and local government and healthcare customers in addition to experiencing elevated day-to-day consumption of safety products from our manufacturing and construction customers as they operate with enhanced safety protocols for employees. Daily sales of our other products declined 2.3% over the third quarter of 2019, and represented 45.7% of our net sales in the third quarter of 2020; other products represented 40.0% and 48.1% of net sales in the second quarter of 2020 and the third quarter of 2019, respectively.
Our gross profit, as a percentage of net sales, declined 190 basis points to 45.3% in the third quarter of 2020 from 47.2% in the third quarter of 2019. The most significant factor behind the decline in our overall gross profit percentage in the period was the impact of lower product margins specifically for a narrow subset of COVID-specific safety products, such as masks and face shields, where an improved supply of product has pressured product margins. Product margins for non-COVID-related products in the third quarter of 2020 were collectively stable relative to the third quarter of 2019. A second factor negatively impacting gross margin in the period was product and customer mix, with the magnitude of this impact narrowing slightly versus the second quarter of 2020. As business conditions began to normalize in the third quarter of 2020, the shift in product mix towards higher-margin fasteners was more pronounced than the shift in customer mix towards lower-margin National Accounts and Onsite customers, resulting in a narrowing in the mix impact on gross margins in the third quarter of 2020. Finally, organizational factors also contributed to lower gross margins. In particular, we deleveraged certain fixed costs, such as manufacturing and our captive fleet, as well as period costs. Rebates and import costs were also a drag to gross margin in the period.
Our operating income, as a percentage of net sales, increased to 20.5% in the third quarter of 2020 from 20.4% in the third quarter of 2019. The 190 basis point decline in gross profit percentage experienced in the third quarter of 2020 was slightly more than offset by operating and administrative expenses (including a gain on sales of property and equipment), which as a percentage of sales declined 200 basis points from 26.8% in the third quarter of 2019 to 24.8% in the third quarter of 2020. The primary reasons for this improvement was the ability to leverage employee and general corporate expenses in light of higher sales.
Employee-related expenses, which represent 65% to 70% of total operating and administrative expenses, decreased 4.9% in the third quarter of 2020 when compared to the third quarter of 2019. The decrease in employee-related expenses was primarily a result of lower base and incentive pay deriving from lower full-time equivalent ('FTE') headcount which was driven by continued weakness in our traditional business in the period. Occupancy-related expenses, which represent 15% to 20% of total operating and administrative expenses, increased 0.7%. The major components of our occupancy expense - our distribution centers, branches, and vending device costs - all had individually very small changes that collectively produced the slight increase in occupancy expenses. All other operating and administrative expenses, which represent 10% to 15% of total operating and administrative expenses, decreased 13.6% in the third quarter of 2020. We experienced lower costs for selling-related transportation due to lower fuel prices and fleet maintenance costs, reduced travel-related expenses, and generally tight cost control.
Our net interest expense was $2.5 in the third quarter of 2020 compared to $3.5 in the third quarter of 2019. We experienced both a lower average debt level and lower rates through the period. In the second quarter of 2020, we increased the debt held under our Master Note Agreement to $405.0. This debt is at various maturities and fixed rates in order to free up borrowing capacity on our revolver. As a result, future debt levels and interest expense should be consistent with what we experienced in the third quarter of 2020 unless we draw down the revolver at some point in the future.
We recorded income tax expense of $66.1 in the third quarter of 2020, or 23.0% of earnings before income taxes. Income tax expense was $64.9 in the third quarter of 2019, or 23.3% of earnings before income taxes. We believe our ongoing tax rate, absent any discrete tax items, will be in the 24.5% to 25.0% range.
Our net earnings during the third quarter of 2020 were $221.5, an increase of 3.7% when compared to the third quarter of 2019. Our diluted net earnings per share were $0.38 during the third quarter of 2020 compared to $0.37 during the third quarter of 2019, an increase of 3.4%.
Growth Driver Performance
During the first nine months of 2020, we signed 12,961 industrial vending devices, including 4,680 devices during the third quarter of 2020. On a business day basis, we signed 75 in the first quarter of 2020, 54 in the second quarter of 2020, and 73 in the third quarter of 2020. Our installed device count on September 30, 2020 was 94,395, an increase of 6.9% over September 30, 2019. Daily sales through our vending devices declined at a low-to-mid single-digit pace in the third quarter of 2020 over the third quarter of 2019. Our higher installed base was more than offset by significantly reduced device throughput owing to the decline in economic activity in the period. Device counts do not include slightly more than 15,000 vending devices deployed as part of our lease locker program.
During the first nine months of 2020, we signed 187 new Onsite locations (defined as dedicated sales and service provided from within, or in close proximity to, the customer's facility). This included 85 signings in the first quarter of 2020, 40 signings in the second quarter of 2020, and 62 signings in the third quarter of 2020. We had 1,236 active sites on September 30, 2020, which represented an increase of 14.9% from September 30, 2019. Daily sales through our Onsite locations, excluding sales transferred from branches to new Onsites, declined at a low single-digit rate in the third quarter of 2020 over the third quarter of 2019. New revenue from relatively new active locations was not sufficient to offset the impact of weak demand on more mature sites.
In April 2020, we retracted our 2020 signing goals for vending devices and Onsites based on a marketplace that had begun to weaken sharply and a customer environment that had begun to divert its energies to near-term challenges over strategic planning. In the case of both vending devices and Onsites, signings bottomed in April and have improved since, with signings higher for both vending devices and Onsites in the third quarter of 2020 than we achieved in the second quarter of 2020.

Further, customers are beginning to re-engage in discussions involving our growth drivers. However, this improvement remains gradual and signings remain below our pre-pandemic level of expectations. We view the favorable long-term outlook for our growth drivers as unchanged relative to pre-pandemic levels. However, the timing of such normalization remains uncertain, and as a result we have not re-instituted guidance for vending and Onsite signings for 2020.
Daily sales to our national account customers (defined as customer accounts with a multi-site contract) grew 1.7% in the third quarter of 2020 over the third quarter of 2019. Revenues attributable to national account customers represented 53.8% of our total revenues in the period.
Balance Sheet and Cash Flow
We produced operating cash flow of $780.8 in the first nine months of 2020, an increase of 32.3% from the first nine months of 2019, representing 117.8% of the period's net earnings versus 96.4% in the first nine months of 2019. The most significant contributor to the increase in our operating cash flow as a percentage of net earnings is reduced working capital needs, especially as it relates to inventory. In contrast to last year, our supply chain for fasteners has caught up with weak demand. Combined with lower Onsite signings and sales and a general soft demand environment that traditionally requires less inventory and receivables on the part of our customers, our working capital needs in the first nine months of 2020 have been lower than in the first nine months of 2019. Our investment in property and equipment, net of proceeds from sales, was $114.9 in the first nine months of 2020 compared to $179.3 in the first nine months of 2019. This decrease was primarily a result of lower spending to develop or expand certain of our distribution center assets and efforts to limit capital spending in light of the weak business climate. Our expectations for net capital spending for 2020 are unchanged in a range of $155.0 to $180.0, down from $239.8 in 2019.
We returned $430.2 in dividends to our shareholders in the first nine months of 2020, compared to $372.3 in dividends in the first nine months of 2019. This included $143.4 in dividends to our shareholders in the third quarter of 2020, compared to $126.2 in dividends in the third quarter of 2019. We repurchased $52.0 of our common stock in the first nine months of 2020, and did not purchase any of our common stock in the first nine months of 2019. We did not repurchase any of our common stock in the third quarters of 2020 or 2019.
Total debt on our balance sheet was $405.0 at the end of the third quarter of 2020, or 12.3% of total capital (the sum of stockholders' equity and total debt). This compares to $445.0, or 14.7% of total capital, at the end of the third quarter of 2019.
Accounts receivable were $834.5 at the end of the third quarter of 2020, an increase of $17.3 or 2.1%, over the third quarter of 2019. This increase largely reflects our growth in sales. Inventory was $1,342.6 at the end of the third quarter of 2020, a decrease of $12.1 or 0.9%, over the third quarter of 2019. In the second quarter of 2020, we increased our inventory of PPE products in anticipation of greater need as the economy re-opened, and the sell-through of this product has been slow. As a result, we continue to have approximately $30.0 of this inventory on our balance sheet. However, non-COVID-related inventory needs have been generally reduced by the low levels of activity among our traditional manufacturing and construction customer base and lower-than-expected signings of vending devices and Onsites. Accounts payable were $210.4 at the end of the third quarter of 2020, a decrease of $4.8, or 2.2% over the third quarter of 2019. This largely reflects the effect of lower customer demand on our purchasing activity.

Additional Information
The table below summarizes our total and FTE (based on 40 hours per week) employee headcount, our investments in in-market locations (defined as the sum of the total number of public branch locations and the total number of active Onsite locations), and industrial vending devices at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:		Change Since:
	Q3 2020	Q2 2020	Q2 2020	Q4 2019	Q4 2019	Q3 2019	Q3 2019
In-market locations - absolute employee headcount	12,708	12,982	-2.1%	13,977	-9.1%	14,128	-10.1%
In-market locations - FTE employee headcount	11,302	11,310	-0.1%	12,236	-7.6%	12,417	-9.0%
Total absolute employee headcount	20,336	20,667	-1.6%	21,948	-7.3%	21,938	-7.3%
Total FTE employee headcount	17,862	17,814	0.3%	18,968	-5.8%	19,060	-6.3%

Number of public branch locations	2,033	2,060	-1.3%	2,114	-3.8%	2,146	-5.3%
Number of active Onsite locations	1,236	1,212	2.0%	1,114	11.0%	1,076	14.9%
Number of in-market locations	3,269	3,272	-0.1%	3,228	1.3%	3,222	1.5%
Industrial vending devices (installed device count) (1)	94,395	92,615	1.9%	89,937	5.0%	88,327	6.9%
Ratio of industrial vending devices to in-market locations	29:1	28:1		28:1		27:1
(1) This number primarily represents devices which principally dispense product and produce product revenues, and excludes slightly more than 15,000 devices that are part of our locker lease program where the devices are principally used for the check-in/check-out of equipment.
During the last twelve months, we reduced our absolute employee headcount by 1,420 people in our in-market locations and 1,602 people in total. The reduction in our absolute employee headcount in our in-market and distribution center locations reflects efforts to control expenses in response to weaker demand. The decrease in our total absolute employee count is mostly from personnel reductions in our in-market locations, distribution centers, and manufacturing operations, and was only partly offset by additions in non-branch selling and support roles. The latter reflects the addition of certain employees from our acquisition of the mostly intangible assets of Apex Industrial Technologies LLC, our historical vending technology partner, as well as roles to support customer acquisition and implementation, particularly as it relates to our growth drivers and to support general corporate functions.
We opened three branches in the third quarter of 2020 and closed 30 branches, net of conversions. We activated 57 Onsite locations in the third quarter of 2020 and closed 33, net of conversions. The number of closings reflects both normal churn in our business, whether due to redefining or exiting customer relationships, the shutting or relocation of customer facilities, or a customer decision, as well as our ongoing review of underperforming locations. Our in-market network forms the foundation of our business strategy, and we will continue to open or close locations as is deemed necessary to sustain and improve our network, support our growth drivers, and manage our operating expenses.
CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.

FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations and beliefs regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, future tax rates, future inventory levels, and future operating results and business activity in light of the COVID-19 pandemic. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in millions except share information)

	(Unaudited)
Assets	September 30, 2020	December 31, 2019
Current assets:
Cash and cash equivalents	$331.8	174.9
Trade accounts receivable, net of allowance for credit losses of $11.8 and $10.9, respectively	834.5	741.8
Inventories	1,342.6	1,366.4
Prepaid income taxes	14.6	16.7
Other current assets	123.2	157.4
Total current assets	2,646.7	2,457.2

Property and equipment, net	1,023.7	1,023.2
Operating lease right-of-use assets	244.4	243.2
Other assets	193.8	76.3

Total assets	$4,108.6	3,799.9

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$40.0	3.0
Accounts payable	210.4	192.8
Accrued expenses	258.2	251.5
Current portion of operating lease liabilities	94.4	97.4
Total current liabilities	603.0	544.7

Long-term debt	365.0	342.0
Operating lease liabilities	152.1	148.2
Deferred income taxes	102.9	99.4

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 800,000,000 shares authorized, 574,049,821 and 574,128,911 shares issued and outstanding, respectively	2.9	2.9
Additional paid-in capital	57.8	67.2
Retained earnings	2,866.7	2,633.9
Accumulated other comprehensive loss	(41.8)	(38.4)
Total stockholders' equity	2,885.6	2,665.6

Total liabilities and stockholders' equity	$4,108.6	3,799.9

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(Amounts in millions except earnings per share)

	(Unaudited)		(Unaudited)
	Nine Months Ended September 30,		Three Months Ended September 30,
	2020	2019	2020	2019
Net sales	$4,289.3	4,056.8	$1,413.3	1,379.1

Cost of sales	2,340.3	2,139.8	772.7	728.0
Gross profit	1,949.0	1,917.0	640.6	651.1

Operating and administrative expenses	1,072.7	1,099.5	351.5	369.2
Gain on sale of property and equipment	(1.1)	(0.8)	(1.0)	—
Operating income	877.4	818.3	290.1	281.9

Interest income	0.3	0.3	0.1	0.1
Interest expense	(7.2)	(11.3)	(2.6)	(3.6)

Earnings before income taxes	870.5	807.3	287.6	278.4

Income tax expense	207.5	195.1	66.1	64.9

Net earnings	$663.0	612.2	$221.5	213.5

Basic net earnings per share	$1.16	1.07	$0.39	0.37

Diluted net earnings per share	$1.15	1.07	$0.38	0.37

Basic weighted average shares outstanding	573.7	572.9	573.9	573.5

Diluted weighted average shares outstanding	575.5	574.0	576.1	574.4

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
	(Unaudited)
	Nine Months Ended September 30,
	2020	2019

Cash flows from operating activities:
Net earnings	$663.0	612.2
Adjustments to reconcile net earnings to net cash provided by operating activities, net of acquisition:
Depreciation of property and equipment	114.0	107.8
Gain on sale of property and equipment	(1.1)	(0.8)
Bad debt expense	5.8	4.9
Deferred income taxes	3.5	2.2
Stock-based compensation	4.3	4.3
Amortization of intangible assets	6.4	3.0
Changes in operating assets and liabilities, net of acquisition:
Trade accounts receivable	(98.8)	(108.0)
Inventories	22.8	(76.9)
Other current assets	34.2	9.8
Accounts payable	17.6	21.6
Accrued expenses	6.7	0.5
Income taxes	2.1	8.6
Other	0.3	1.1
Net cash provided by operating activities	780.8	590.3

Cash flows from investing activities:
Purchases of property and equipment	(123.5)	(184.3)
Proceeds from sale of property and equipment	8.6	5.0
Cash paid for acquisition	(125.0)	—
Other	1.1	0.2
Net cash used in investing activities	(238.8)	(179.1)

Cash flows from financing activities:
Proceeds from debt obligations	910.0	745.0
Payments against debt obligations	(850.0)	(800.0)
Proceeds from exercise of stock options	38.3	43.0
Purchases of common stock	(52.0)	—
Payments of dividends	(430.2)	(372.3)
Net cash used in financing activities	(383.9)	(384.3)

Effect of exchange rate changes on cash and cash equivalents	(1.2)	(2.9)

Net increase in cash and cash equivalents	156.9	24.0

Cash and cash equivalents at beginning of period	174.9	167.2
Cash and cash equivalents at end of period	$331.8	191.2

Supplemental information:
Cash paid for interest	$5.9	11.3
Net cash paid for income taxes	$201.4	182.6
Leased assets obtained in exchange for new operating lease liabilities	$76.1	87.6

CONTACT:	Ellen Stolts
Assistant Controller – Reporting and Reconciliation
507-313-7282